EXHIBIT 4
Thomas H. Lee (Alternative) Fund VI, L.P., Thomas H. Lee (Alternative) Parallel Fund VI, L.P., Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P., THL FBC Equity Investors, L.P., THL Advisors (Alternative) VI, L.P., Thomas H. Lee (Alternative) VI, Ltd., THL Managers VI, LLC, Thomas H. Lee Partners, L.P., Thomas H. Lee Advisors, LLC, and their subsidiaries and affiliates, and Anthony J. DiNovi and Scott M. Sperling, Boston, Massachusetts (collectively, “THL”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of First BanCorp (the “Company”), San Juan, Puerto Rico, or any of its subsidiaries;

2.	Have or seek to have more than one representative of THL serve on the board of directors of the Company or any of its subsidiaries;

3.	Permit any representative of THL who serves on the board of directors of the Company or any of its subsidiaries to serve:

i.	as the chairman of the board of directors of the Company or any of its subsidiaries;

ii.	as the chairman of any committee of the board of directors of the Company or any of its subsidiaries;

iii.	as a member of any committee of the board of directors of the Company or any of its subsidiaries if the THL representative occupies more than 25 percent of the seats on the committee;

iv.	as a member of an audit committee of the board of directors of the Company or any of its subsidiaries;

v.
as a member of any committee of the board of directors of the Company or any of its subsidiaries that approves or reviews, or establishes policies for the approval or review of, loans or other extensions of credit;

vi.
as a member of any committee of the board of directors of the Company or any of its subsidiaries if at any time such committee would have decisionmaking authority for policies or actions on managerial matters (other than decisions related to retaining third party consultants or advisers in connection with carrying out committee duties); or

vii.
as a member of any committee of the Company or any of its subsidiaries if such representative has the authority or practical ability unilaterally to make, or block the making of, policy or other decisions that bind the board, any committee of the board, or management of the Company;

4.	Have or seek to have any employee or representative of the THL serve as an officer, agent, or employee of the Company or any of its subsidiaries;

5.	Take any action that would cause the Company or any of its subsidiaries to become a subsidiary of THL;

6.
Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the THL own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of the Company or any of its subsidiaries;

7.
Own or control equity interests that would result in the combined voting and nonvoting equity interests of THL and its officers and directors to equal or exceed 25 percent of the total equity capital of the Company or any of its subsidiaries, except that, if THL and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of the Company, THL and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of the Company or any of its subsidiaries;

8.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of the Company or any of its subsidiaries;

9.
Enter into any agreement with the Company or any of its subsidiaries that substantially limits the discretion of the Company’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of the Company or any of its subsidiaries;

11.
Dispose or threaten to dispose (explicitly or implicitly) of equity interests of the Company or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by the Company or any of its subsidiaries; or

12.
Enter into any other banking or nonbanking transactions with the Company or any of its subsidiaries, except that THL may establish and maintain deposit accounts with the Company, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with the Company.

The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended, and the Board’s Regulation Y.

Nothing in these commitments releases THL from compliance with the Change in Bank Control Act of 1978, as amended, and any regulations thereunder for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of the Company.

THL understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to THL’s acquisition of up to 24.99% percent of voting shares of the Company, and, as such, may be enforced in proceedings under applicable law.

IN WITNESS WHEREOF, the undersigned has executed these Passivity Commitments as of the date stated below.

Date:           October 5, 2011

THOMAS H. LEE (ALTERNATIVE) FUND VI, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee (Alternative) VI, Ltd., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND VI, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee (Alternative) VI, Ltd., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THOMAS H. LEE (ALTERNATIVE) PARALLEL (DT) FUND VI, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee (Alternative) VI, Ltd., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THL FBC EQUITY INVESTORS, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee (Alternative) VI, Ltd., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THL ADVISORS (ALTERNATIVE) VI, L.P.
By:	Thomas H. Lee (Alternative) VI, Ltd., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THOMAS H. LEE (ALTERNATIVE) VI, LTD.
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THL MANAGERS VI, LLC
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, L.P., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THOMAS H. LEE PARTNERS, L.P.
By:	Thomas H. Lee Advisors, L.P., its general partner
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

THOMAS H. LEE ADVISORS, LLC
By:	/s/ Thomas M. Hagerty
Name:Thomas M. Hagerty
Title:Managing Director

ANTHONY J. DINOVI
/s/ Anthony J. Dinovi

SCOTT M. SPERLING
/s/ Scott M. Sperling